Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made this 19th day of November, 2019, by and among Summer Infant (USA), Inc. (“SI USA”), Summer Infant, Inc. (“SII”, and together with SI USA the “Company”) and Mark Messner (“Messner”).

RECITALS

This Agreement is made in light of, and in consideration of, the following facts and circumstances which form a material part of this Agreement:

A.       Since July 13, 2016, Messner has been employed by the Company as President and CEO.

B.       Messner and the Company are party to that certain Employment Agreement, dated as of June 27, 2016, a copy of which is attached as Exhibit A to this Agreement (the “Employment Agreement”).

C.       The Company and Messner have mutually agreed upon Messner’s separation from employment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                  Messner and the Company agree that the last date of Messner’s employment is the last day of the Transition Period (as defined below) (the “Separation Date”), at which time Messner shall have been deemed to have voluntarily resigned from all offices and directorships held in the Company and any subsidiaries of the Company, including as a director of SII effective as of the Separation Date. Messner will be paid all earned wages, accrued but unpaid vacation benefits, and reimbursements through the Separation Date by the next regular pay date after the Separation Date. As of the date hereof, such accrued but unused vacation time is 104.55 hours. Messner shall cooperate with the Company to provide such evidence or written resignations as requested by the Company to reflect his resignation as a director and/or officer of the Company or any subsidiaries. Messner shall remain CEO and President for a transition period to begin on the date hereof and end no earlier than November 30, 2019 and no later than December 13, 2019, provided that after November 30, 2019, the Company may provide written notice to Messner to end the transition period at any time before December 13, 2019 (the “Transition Period”).

2.                  In consideration of the execution, delivery and non-revocation of this Agreement by Messner and in consideration of the covenants and promises of Messner set forth herein, including, without limitation, the Release (as defined in Section 6) provided by Messner to the Company, the Company shall provide to Messner the following separation consideration (“Consideration”).

(a)               Messner will receive a cash payment of $150,000.00 payable in three equal installments of $50,000, to be paid on November 30, 2019, December 30, 2019 and January 30, 2020, less applicable deductions and withholdings.

(b)               The Company agrees to accelerate the vesting of a portion of the restricted stock awards and option awards in the amounts set forth on Exhibit B. In addition, the Company agrees that the exercise period for Messner’s vested and outstanding stock options will be extended until 11:59 p.m. (Eastern time) on June 30, 2020, after which all such vested and outstanding options shall expire.

(c)               The Company will assume responsibility for the remaining payment obligations under the Apartment Lease Contract dated May 16, 2019 between Messner and Regency Plaza I LLC. Messner shall vacate the premises within two (2) weeks following the Separation Date.

(d)               The Company will provide, at its expense, for Messner to receive outplacement services with an outplacement provider used by the Company for a period of up to twelve (12) months following the Effective Date (as defined in Section 7). Upon request of Messner, the Company shall provide him a positive letter of recommendation.

(e)               Messner’s group health plan coverage, if any, will be terminated effective on the last day of the month in which his employment terminates pursuant to this Agreement. The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Company will present Messner with information on COBRA under separate cover. If elected by Messner, the Company will reimburse Messner for the cost to Messner to keep COBRA continuation coverage in effect through November 30, 2020, provided that such reimbursement shall immediately cease if Messner becomes eligible for different employer-provided coverage, and Messner must notify the Company within one (1) week of becoming eligible for such different coverage. Benefits such as housing, transportation, life insurance, long-term disability, accidental death and dismemberment, tuition reimbursement, among others, terminate immediately, effective upon the Separation Date.

3.                  Messner understands, acknowledges and agrees that he is receiving the Consideration in exchange for the Release set forth in Section 6 and his agreement to honor and abide by the covenants, terms and conditions of this Agreement, and is otherwise not entitled to receive the Consideration.

4.                  Messner acknowledges and agrees that his participation in the Company’s 401(k) plan and his rights to benefits under that plan following the Separation Date will be governed by the terms of that plan.

5.                  Except as set forth in this Agreement, Messner acknowledges that any outstanding unvested equity or cash awards under any incentive plan(s) maintained by the Company or made to Messner outside of any such plan shall be deemed terminated and forfeited as of the Separation Date.

6.                  The release (“Release”) set forth in this Section 6 is effective as of the Effective Date of this Agreement.

(a)               In exchange for the Consideration and the covenants and obligations of the Company set forth in this Agreement, Messner for himself and his agents, attorneys, successors, and assigns, hereby releases and forever discharges the Company and its present and/or former parents, affiliates, divisions, subsidiaries, predecessors, successors and assigns as well as its and/or their present and former officers, directors, shareholders, agents, counsel, insurers, and employees (collectively the “Releasees”), to the fullest extent permitted by law, of and from all actions, causes of action, suits, debts, dues, sums of money, damages, judgments, executions, claims and demands which may be legally waived by private agreement, in law or in equity, known or unknown, foreseen or unforeseen, which he ever had, now has or which his heirs, executors, administrators, successors and assigns (collectively with Messner, the “Releasors”) hereafter shall, can or may have, upon or by reason of any matter, cause or thing arising at any time up to the date of Messner’s execution of this Agreement.

(b)               The foregoing release by Releasors includes, but is not limited to, any and all claims, individual or collective, arising on or before Messner’s execution of this Agreement under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, as amended, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., Family and Medical Leave Act, 29 U.S.C. §2601 et seq. and all other federal, state and local laws, including but not limited to the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §§ 28-5-1 et seq., the Rhode Island Civil Rights Act of 1990, R.I. Gen. Laws §§ 42-112-1 et seq., the Civil Rights of People with Disabilities Act, R.I. Gen. Laws §§ 42-87-1 et seq., the Rhode Island Parental and Family Medical Leave Act, R.I. Gen. Laws §§ 28-48-1 et seq., Rhode Island wage payment laws, Rhode Island Whistleblower Protection Act (R.I.G.L §28-50-1, et seq.), the Pennsylvania Human Relations Act, 43 P.S. §951 et seq., any Executive Orders (governing employment practices) which may affect the Company, and all other federal, state and local laws, as each of the foregoing have been or may be amended, and any and all claims arising under any other federal, state or local statute, law, rule, regulation, or decision, including claims for discrimination, harassment, retaliation, breach of contract, infliction of emotional distress, negligence, defamation or slander, wrongful discharge in violation of public policy, and any and all other common law claims, as well as any and all claims for attorneys’ fees and costs.

(c)               Messner acknowledges and agrees that the Consideration is sufficient consideration to support the release of all entities and persons identified in Section 6(a) of this Agreement, and that the Consideration is in addition to anything of value to which Messner is entitled.

(d)               Messner agrees that he will not sue on, or commence any proceedings relating to, any claim which would be released by this Agreement, other than his participation in a governmental or state agency investigation or proceeding as described in Section 8. If he subsequently contests this Agreement for any reason, Messner agrees to first tender back to the Company the Consideration. Messner agrees and represents that he has not filed, or caused to be filed, any claim or charge with any court, adjudicative body, regulatory body, or agency arising out of his employment or termination of employment.

(e)               Messner agrees and represents that: (i) he has received all leave (paid or unpaid), compensation, wages, overtime if applicable, bonuses, commissions, and/or benefits to which he may be entitled and that no other amounts and/or benefits are due, except such earned wages, accrued but unpaid vacation benefits and reimbursements payable pursuant to Section 1; (ii) has no known workplace injuries or occupational diseases that he has not already reported to Company; (iii) has either been provided or not been denied any leave requested under the Family and Medical Leave Act or state law; (iv) is not eligible to receive payments or benefits under any other severance pay policy, plan, practice or arrangement of the Company other than as set forth herein; and (v) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company.

(f)                Messner further waives and releases any right to become, and agrees not to consent to become, a member of any class in a case in which claims are asserted against the Company or the Releasees that are related in any way to Messner’s employment or the termination of his employment with Company. If, without his prior knowledge and consent, Messner is made a member of a class in any proceeding, he agrees to opt out of the class at the first opportunity.

7.                  Age Discrimination in Employment Act (“ADEA”). Because Messner is 40 years of age or older, the Company is advising Messner of, and Messner acknowledges, the following:

(a)               Twenty-One (21) Day Consideration Period. Messner shall have twenty-one (21) days to consider and accept the terms of this Agreement by fully executing it below, and returning it to the Company to the attention of Patricia Hines at the address provided in Section 12. During this twenty-one (21) day period and before signing this Agreement, Messner is encouraged to consult with an attorney regarding the terms and provisions of this Agreement at his own expense. Messner may sign the Agreement of his own volition prior to the conclusion of the twenty-one (21) day period.

(b)               Release of Age Discrimination in Employment Act Claims. By signing this Agreement, Messner waives any claims he has or might have against the Company or the Releasees under the ADEA that accrued prior to the date of Messner’s execution of the Agreement.

(c)               Revocation Period. Messner shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the agreement to waive claims of discrimination under the ADEA. This seven-day right of revocation does not apply to any other type of claim covered by the Release. Any revocation within this period must state “I hereby revoke my acceptance of our Separation Agreement and General Release related to claims under the Age Discrimination in Employment Act.” The written revocation must be delivered to provide written notice of revocation of this Agreement to the attention of Patricia Hines, at the address provided in Section 12 and must be postmarked within seven (7) calendar days of Messner’s execution of this Agreement. If Messner does not revoke this Agreement prior to the expiration of this seven (7) day period, this Agreement shall take effect at that time as a legally binding agreement between Messner and the Company on the basis set forth herein (the “Effective Date”).

MESSNER IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

MESSNER AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2, MESSNER FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS MESSNER HAS OR MIGHT HAVE AGAINST THE RELEASEES.

8.                  Nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (a) limits or affects Messner’s right to challenge the validity of this Release under the ADEA or the OWBPA (Older Workers Benefit Protection Act), (b) prevents Messner from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Messner from exercising his rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release he is waiving his right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by him or on his behalf by any third party, except for any right he may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. Messner understands and agrees that nothing in this Agreement, including the Release, prohibits or restricts him from providing truthful information, or cooperating with, or otherwise assisting in an investigation by any testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency.

Even though Messner intends to release all claims that he may have existing at the time of, or that Messner had prior to, the execution of this Agreement, this Agreement does not release Messner’s right to (i) any vested 401(k) or other retirement benefits to which he is or will be entitled, or (ii) any wages Messner has earned on or before the date he executes this Agreement. This release does not extend to any claims Messner has made or may make for workers’ compensation or unemployment compensation. Also, this Agreement does not release claims that cannot be released as a matter of law. For example, this Agreement does not release claims under the Fair Labor Standards Act of 1938. Finally, this Agreement does not release any claims which Messner may have resulting from any breach of this Agreement by the Company.

9.                  From and after the Separation Date, Messner shall not represent himself as an employee, officer, director or representative of the Company or attempt to conduct business in the name or on behalf of the Company or any of its subsidiaries. Upon the Separation Date, Messner agrees to promptly return all items of Company property he has or over which he has control, including but not limited to all keys, records, lap top computer, cell phone, designs, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Messner by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries), all equipment belonging to the Company, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including but not limited to confidential information in his possession or control, and that he will retain no copies thereof. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company (or its subsidiaries) that has been collected by Messner shall be delivered promptly to the Company upon the Separation Date.

10.              Messner and the Company mutually agree to maintain in strict confidence, and not to disclose, the terms, conditions, amount, fact of, and circumstances leading to the making of this Agreement, and any and all actions taken in accordance with this Agreement, provided however, that: (a) Messner may disclose this Agreement to his immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to the Board of Directors and Company employees for business-related reasons, or to others to fulfill standard or legally required corporate reporting or disclosure requirements; (d) Messner may disclose this Agreement pursuant to Section 8, and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Further, the parties represent that they have not disclosed the fact of, or the terms of this Agreement and receipt of the Consideration to anyone, other than the permitted disclosures referenced above, at any time prior to execution of this Agreement. Messner specifically acknowledges and agrees that he shall not disclose the terms or existence of this Agreement to any current or former Company employee in any manner, whether in writing or orally, directly or indirectly, or by or through an agent, representative, attorney or any other such person.

11.               Non-Solicitation; Confidential Information; Non-Disparagement.

(a)                Definitions. For purposes of this Section 11:

(i)                 “Confidential Information” shall mean all trade secrets, know-how or other confidential information not known to the public at large that Messner has obtained from the Company, or learned, discovered, developed, conceived, originated or prepared in the scope of his employment with the Company. Confidential Information includes, but is not limited to, information and materials developed, collected or used by Company personnel, and information disclosed to the Company by Customers, potential Customers or third parties in the course of a business relationship or proposed business relationship. Confidential Information includes, but is not limited to, the following general categories:

(1)               information concerning the Company’s operations, organizational structure, methods, technology, procedures, finances, accounting and legal matters;

(2)               information concerning the Company’s sales activities and strategies, marketing activities and strategies, servicing activities and strategies, bidding activities and strategies, product development activities and strategies, expansion/acquisition or contraction/divestiture plans, reorganization plans and strategic business activities;

(3)               information concerning the Company’s past, present and potential Customers, including the names, addresses, telephone numbers and e-mail addresses of these customers; the identities of individuals responsible for buying products and services on behalf of these Customers; the needs and buying tendencies of these Customers; contract negotiations between the Company and these Customers; the contents and duration of contracts and agreement between the Company and these Customers; financial and credit information concerning these Customers business operations; the identity, quantity and prices of products and services purchased from the Company by these Customers; and any confidential information regarding a Customer which Messner has learned in the course of providing services to and/or for the Customer;

(4)               vendor, supplier or manufacturer information, including the names, addresses, telephone numbers and e-mail addresses of the Company’s vendors, suppliers or manufacturers; information regarding the Company’s relationship with its vendors, suppliers or manufacturers; contract negotiations between the Company and its vendors, suppliers or manufacturers; the contents and duration of contracts and agreements between the Company and its vendors, suppliers or manufacturers; financial and credit information concerning its vendors, suppliers or manufacturers; and the identity, quantity and prices of products and services purchased by the Company from its vendors, suppliers or manufacturers;

(5)               information regarding the Company’s pricing of its products and services, including price lists, pricing policies and pricing strategies;

(6)               employment and payroll data, including recruiting and succession plans; and

(7)               other information that the Company tells Messner is to be kept confidential, or that Messner should reasonably deem to be kept confidential.

Confidential Information may be contained on paper records, computer printouts or disks, or other forms of documentation or media, but it need not necessarily be reduced to a tangible form. Confidential Information does not include information that, now or in the future, is available to the public (other than through improper disclosure by Messner or another person) or public information rightfully acquired from a third party.

(ii)               “Customer” shall mean any person, firm or other business entity which, during the two (2) year-period immediately preceding the termination of Messner’s employment with the Company: (1) has purchased or contracted for any type of services or products from or through the Company; (2) has contacted the Company or been contacted by the Company with respect to the availability or offering of the Company’s services or products and has requested or received a detailed proposal or offer from the Company; or (3) was assigned to Messner, either directly or indirectly, for supervisory responsibilities (including, without limitation, accounts where Messner participated in strategic and sales strategy sessions regarding the account, whether or not such sessions were conducted in conjunction with representatives of the account).

(b)               Messner acknowledges that he has access to Confidential Information that must be maintained in strict confidence in order for the Company to protect its business and its competitive position in the marketplace. Messner acknowledges that it is difficult to ascertain how long Confidential Information would remain useful to the Company’s competitors and potential competitors during his employment with the Company and thereafter, and that some Confidential Information may remain useful to the Company’s competitors for periods of indefinite duration. Messner agrees that he will not, except as required in the performance of Messner’s promises under this Agreement, directly or indirectly publish or disclose any Confidential Information to any person outside the Company, and will not remove from the Company premises or use for his own benefit or otherwise appropriate or copy any Confidential Information. This provision shall apply whether or not Messner developed the Confidential Information.

(c)                For a period of two (2) years after the effective date of this Agreement, Messner will not employ, solicit or endeavor to entice away from the Company (whether for his own business or on behalf of another person or entity) (i) any persons who are employed by the Company or who have been employed by the Company within a one (1)-year period prior Messner’s solicitation; or (ii) any consultants utilized by the Company within a one (l)-year period prior to Messner’s solicitation. Messner further agrees not to directly or indirectly induce or solicit an employee of the Company to leave his or her employment with the Company.

(d)               Messner agrees that he has no proprietary interest in any idea, invention, design, technical or business innovation, computer program and related documentation, or any other work product developed, conceived, or used by him, in whole or in part, that arises out of his employment with the Company, or that was otherwise made through the use of the Company’s time, facilities or materials (all collectively called “Developments”). Messner acknowledges that all Developments are and shall be the sole property of the Company, and that the Company is not required to designate Messner as the author thereof. Messner shall promptly disclose all Developments to the Company’s Chief Financial Officer, Chief Operating Officer, or Senior Vice President of Human Resources, and shall at the Company’s request and expense, do all things that may be necessary and appropriate to establish or document the Company’s ownership of the Developments (including, but not limited to, the execution of the appropriate copyright or patent applications or assignments).

(e)                Messner shall not at any time, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company (including its directors and employees and other providing services to the Company), or any of its products or services, nor shall Messner engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill of any of them, the reputation of any products or services of the Company or the marketing of such products or services, in each case except as may be required by law, and then only after consultation with the Company to the extent possible.

(f)                 Messner acknowledges that the foregoing restrictions will not unreasonably prevent him from obtaining gainful employment in his occupation or field of expertise, or otherwise cause him undue hardship. Messner agrees that there are numerous other employment and business opportunities available to him in the geographic area reasonably near his place of residence that are not affected by these restrictions. Messner acknowledges that these restrictions do not disproportionately benefit the Company, and are reasonable and necessary in order to protect the Company’s legitimate interests. For the avoidance of doubt, Messner is subject to only the restrictive covenants set forth in this Agreement, which supersede and replace Section 6 of the Employment Agreement.

12.               All notices, requests, consents and other communications hereunder that are required to be provided, or that the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	If to Messner:

Summer Infant (USA), Inc.	Mark Messner.
Summer Infant, Inc.	[**]
1275 Park East Drive	[**]
Woonsocket, Rhode Island 02895
Attn: Patricia Hines, SVP/Human Resources

13.              Messner acknowledges, represents and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

14.              Should any provision in this Agreement be declared or determined to be illegal or invalid the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.

15.              This Agreement constitutes the entire agreement between the parties, and supersedes all oral negotiations and any prior agreements and other writings, including but not limited to the Employment Agreement. This Agreement is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

16.              This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

17.              This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the Company and Messner.

18.              Messner agrees that he may not assign any of his rights or delegate any of his duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

19.              This Agreement shall not in any way be construed as an admission by either the Company or Messner that it or he has acted wrongfully with respect to the other and both the Company and Messner specifically deny the commission of any wrongful acts against the other.

20.              Messner agrees that he will not make any written or oral statement or take any action which he knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning the Company.

21.              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties execute this Agreement as of the date indicated below.

I have read this Agreement and understand that if I sign it I will be giving up important rights. I have been given ample opportunity to consult with and review this Agreement with an attorney of my choice. By signing below, I acknowledge that I willingly, voluntarily, and knowingly accept and agree to all the terms and conditions of this Agreement.

/s/ Mark Messner	11-19-19
Mark Messner	Date

Summer Infant (USA), Inc. and
Summer Infant, Inc.

By:	/s/ Paul Francese
Name:	Paul Francese
Title:	SVP/CFO

Date:	11/19/19

Exhibit A

Copy of Employment Agreement

See attached.

Exhibit B

Awards to be Accelerated

Award	Grant Date	Total # of Shares / Options	# of Shares / Options to be Accelerated	Amount to be Forfeited
Restricted Stock	07/13/2016	50,000	12,500	N/A
Options	07/13/2016	100,000	12,500	12,500
Restricted Stock	02/22/2017	35,000	8,750	8,750
Options	02/22/2017	70,000	8,750	26,250
Options	03/19/2018	30,860	-	N/A
Restricted Stock	05/02/2018	20,000	5,000	10,000
Options	05/02/2018	40,000	5,000	25,000
Restricted Stock	05/10/2019	20,000	5,000	15,000
Options	05/10/2019	40,000	5,000	35,000